EXHIBIT 99.1

Advaxis Inc. Announces Approvals of Israeli and Mexican Regulators to Commence Clinical Study of its Listeria Cancer Vaccine Candidate for Cervical Cancer

North Brunswick, NJ — Advaxis Inc. (OTCBB: ADXS) announced that it has received the approval of the Ministry of Health of Mexico and, subject to the approval of the ethical committee of Hadassah Hospital, the approval of the Ministry of Health of Israel to commence in those countries a Phase I/II trial study of Lovaxin C, a Listeria-based vaccine, directed towards the treatment of cervical cancer. These approvals follow a recently announced approval by the Serbian Agency for Drugs and Medicinal Devices to conduct a study at the Institute for Oncology and Radiology in Belgrade.

The study is the first-in-man study by Advaxis in its proposed development of a new class of cancer therapy using Advaxis proprietary delivery system, which uses live Listeria monocytogenes to deliver an antigen fusion protein to generate an immune response characterized by very high levels of tumor infiltrating cytotoxic T cells.

This Phase I/II trial of Lovaxin C will be conducted simultaneously at the facility in Belgrade, two facilities in Mexico and, subject to the approval by the Hadassah Hospital ethical committee, at the hospital in Jerusalem, with results expected in the second half of 2006. The company plans to submit the test results to the FDA.

About Advaxis

Based in North Brunswick, New Jersey. Advaxis is developing proprietary Listeria cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania, and chairperson of Advaxis' Scientific Advisory Board. Advaxis' is developing therapeutic cancer vaccines that enhance the immune system's cancer-fighting abilities through its proprietary Listeria monocytogenes based system, which utilizes two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective Listeria based cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling Listeria platform technology that can elicit effective anti-tumor responses. Advaxis' lead Listeria vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further Listeria vaccines in development target breast, ovarian and lung cancers. Advaxis is entering a Phase I/II clinical trial. The Listeria platform will also have applications in the fields of infectious disease and autoimmune disorders.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Company Contact:
Advaxis, Inc.
Roni Appel, 201-750-2347

Investor Relations/Public Relations Contact:
Investor Relations Group

Erik Lux/Adam Holdsworth, Investor Relations
Janet Vasquez, Public Relations
212-825-3210